Exhibit 99.(h)(2)(ii)

Schedule A

to the

Transfer Agency Agreement

by and between

Brinker Capital Destinations Trust

and

UMB Fund Services, Inc.

Dated January 18, 2017, as amended May 5, 2021

NAMES OF FUNDS

Destinations Large Cap Equity Fund

Destinations Small-Mid Cap Equity Fund

Destinations International Equity Fund

Destinations Equity Income Fund

Destinations Real Assets Fund

Destinations Core Fixed Income Fund

Destinations Low Duration Fixed Income Fund

Destinations Global Fixed Income Opportunities Fund

Destinations Municipal Fixed Income Fund

Destinations Multi Strategy Alternatives Fund

Destinations Shelter Fund